Item 77C

Scudder GNMA Fund, a series of SCUDDER INCOME TRUST

The Proxy Statement on Schedule 14A for Scudder GNMA Fund, a series of Scudder Income Trust (File No. 2-91577) is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.